FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT
THIS FIRST AMENDMENT, made and entered into effective as of the 1st day of January 2020, by and between AFLAC INCORPORATED, a Georgia Corporation (hereinafter referred to as “Corporation”); and CHARLES D. LAKE II, a resident of Japan (hereinafter referred to as “Employee”);
W I T N E S S E T H T H A T:
WHEREAS, Employee and Corporation entered into an Employment Agreement, dated January 1, 2018 (the “Employment Agreement”);
WHEREAS, under the Employment Agreement, Employee serves as an employee of Aflac Japan (as defined in the Employment Agreement) with the titles of Chairman and Representative Director of Aflac Japan, and as President of Aflac International;
WHEREAS, Employee and the Corporation have agreed that the Employee should participate in a new retirement program to be established and maintained for officers of Aflac Japan, and that his base salary should be adjusted so that his overall compensation remains approximately the same;
WHEREAS, the Compensation Committee of the Board of Directors of the Corporation has approved said changes; and
NOW, THEREFORE, the parties, for and in consideration of the mutual covenants and agreements hereinafter contained, do contract and agree as follows, to-wit, effective as of January 1, 2020:

1.	Section 5 of the Employment Agreement is amended to read as follows:
5.    Base salary. For all the services rendered by Employee, Japan Operation shall pay Employee a base salary of fifty-three million, seven hundred thousand yen (¥53.7 million) per year, said salary to be payable in accordance with Japan Operation’s normal payroll procedures. Employee’s base salary may be increased annually during the term of this Agreement and any extensions hereof as determined by the Compensation Committee of the Board of Directors of Corporation (the “Compensation Committee of the Board”).
2.Section 8.B(3) of the Employment Agreement is amended to read as follows:
(3)    a retirement benefit to Employee in the total amount of (i) one hundred percent (100%) of base salary as in effect at the time of such retirement, plus (ii) twelve (12) multiplied by the employer’s cost for one month’s accrual under the Japan Retirement Allowance at the time of such retirement, plus (iii) twelve (12) multiplied by one month’s

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base salary as in effect at the time of such retirement, plus (iv) twelve (12) multiplied by the employer’s cost for one month’s accrual under the Japan Retirement Allowance at the time of such retirement. Payment of such total amount shall be made in a lump sum upon the day after the six (6)-month anniversary of his separation from service.

3.	A new subsection (6) is added to Section 8.B to read as follows:
(6)    Employee will be entitled to participate in the Retirement Allowance Program for Aflac Japan Officers, or any successor plan (the “Japan Retirement Allowance”).

4.	Section 13.A(2)(a) of the Employment Agreement is amended to read as follows:
(a)upon Employee’s separation from service, pay Employee his base salary as provided for in Paragraph 5 of this Agreement plus the employer’s cost for monthly accruals under the Japan Retirement Allowance up to the end of the scheduled term of this Agreement. Such amount, if any, payable under this subparagraph (a) for the period after his Actual Termination Date will be paid in accordance with the regular payroll schedule applicable to all other similarly situated active executive employees of Japan Operation commencing with the next regularly scheduled payday, with any portion of such amount that is not exempt from Section 409A and that is payable within the six (6)-month period beginning on the date of his separation from service being paid in a lump sum upon the day after the six (6)-month anniversary of his separation from service;
5. Section 14 of the Employment Agreement is amended to read as follows:
14.    Death of Employee. In the event of Employee’s death during the term of this agreement or any extension hereof, this Agreement shall terminate immediately, and Employee’s estate shall be entitled to receive terminal pay in an amount equal to the amount of Employee’s base salary, the employer’s monthly cost for accruals under the Japan Retirement Allowance, and any performance bonus compensation actually paid by Japan Operation to Employee during the last thirty-six (36) months of his life, said terminal pay to be paid in thirty-six (36) equal monthly installments beginning on the first day of the month next following the month during which Employee’s death occurs. If the Employee’s death occurs before he has been employed for thirty-six (36) months, the terminal pay shall be based on an amount equal (i) to the Employee’s base salary, the employer’s monthly cost for accruals under the Japan Retirement Allowance, and any performance bonus actually paid by Japan Operation to Employee during the period of his employment, plus (ii) the amount of base salary, the employer’s monthly cost for accruals under the Japan Retirement Allowance, and performance bonus the Employee would have been paid had he survived for the full initial thirty-six (36)-month period. Terminal pay as herein provided for in this Paragraph shall be in addition to amounts otherwise receivable by Employee or his estate under this or any other agreements with Japan Operation or under any employee benefits or retirement plans established by the Japan Operation and in which Employee is participating at the time of his death. In addition, Japan Operation shall honor

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all Equity Awards, subject to the terms thereof, granted to Employee prior to his death; and Employee or his estate shall, if not otherwise vested, become fully vested in said options as of the date of Employee’s death.
6.Section 18.B(3) of the Employment Agreement is amended to read as follows:
(3) In lieu of any further salary payments to Employee for periods subsequent to the Termination Date, Japan Operation shall pay to Employee, immediately after the Termination Date, a lump sum payment, in cash, equal to three (3) times the sum of (i) Employee’s annual base salary in effect immediately prior to the Change in Control, (ii) the employer’s cost for one year’s accrual under the Japan Retirement Allowance determined immediately prior to the Change in Control, and (iii) the higher of the amount paid to Employee pursuant to the Aflac Incorporated Management Incentive Plan (or any successor plan thereto) for the year preceding the year in which the Termination Date occurs or paid in the year preceding the year in which the Change in Control occurs; provided, if Employee’s separation from service occurs more than twenty-four (24) months after the Change in Control, only the portion of such lump-sum severance payment in excess of the total amount that would have been payable under Paragraphs 13.A(2)(a) and (b) shall be paid pursuant to the terms hereinabove, and the remainder shall be paid pursuant to the terms of Paragraphs 13.A(2)(a) and (b) as if no Change in Control had occurred; and, provided further, to the extent any amount of such lump-sum amount payable after the Termination Date is not exempt from section 409A, such amount will be paid upon the day after the six (6)-month anniversary of Employee’s separation from service.
7.Except as specified herein, the Employment Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, Corporation has hereunto caused its name to be signed and its seal to be affixed by its duly authorized officers, and Employee has hereunto set his hand and seal, all being done in duplicate originals, with one original being delivered to each party, this the 22 day of November, 2019.

AFLAC INCORPORATED

BY:     /s/ Daniel P. Amos
         DANIEL P. AMOS
     Chairman and Executive Officer

ATTEST: /s/ J.Matthew Loudermilk
J. MATTHEW LOUDERMILK
Vice President, Corporate Secretary

    /s/ Charles D. Lake II
CHARLES D. LAKE II
Employee

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